Exhibit 99.1

BioCardia Announces Activation of CardiAMP Heart Failure II Phase 3 Pivotal Study Recently Approved by FDA

SUNNYVALE, Calif., February 08, 2024 – BioCardia, Inc. (“BioCardia” or the “Company”) (Nasdaq: BCDA), a biotechnology company focused on advancing late-stage cell therapy interventions for cardiovascular disorders, is targeting heart failure and chronic myocardial ischemia as potential indications for its biotherapeutic candidates: autologous CardiAMP® cell therapy and allogeneic CardiALLO™ cell therapy.

The Company announces activation of CardiAMP HF II, a randomized controlled pivotal trial of its CardiAMP autologous cell therapy for patients with ischemic heart failure. The study was approved by FDA in Q4 2023 for the treatment of ischemic etiology heart failure of reduced ejection fraction (HFrEF). Study activation includes study-wide Institutional Review Board (IRB) approval for proceeding with the study as well as formally addressing the many requirements of performing a double blinded randomized controlled multi center interventional biotherapeutic study.

The data supporting the design of CardiAMP HF II is from the interim results of the ongoing CardiAMP Heart Failure autologous cell therapy study (CardiAMP HF), a randomized, double blind, controlled study that enrolled 125 patients with New York Heart Association Class II and III ischemic heart failure. The interim results of the study will be shared at the upcoming Technology and Heart Failure Therapeutics meeting on March 4, 2024, with final results expected in Q4 2024.

The primary endpoint for CardiAMP HF II is a Finkelstein-Schoenfeld composite difference between groups based on all-cause heart death, major adverse cardiac and cerebrovascular events, and quality of life as measured by Minnesota Living with Heart Failure Questionnaire at a minimum of one year and a maximum of two-year follow-up. The FDA approved trial size is 250 patients which has greater than 90 percent power (statistical probability of success).

“Now that the study is activated, we are working with our interventional heart failure network and individual clinical sites to complete the final steps to begin patient enrollment,” said Dr. Peter Altman, BioCardia Chief Executive Officer, and President. “The potential for rapid enrollment in this trial is significant. There are enormous operational benefits from experience with our interventional heart failure network, efficiencies in the CardiAMP II protocol design, and both physician and patient motivation based on the clinical results to be presented next month. We are developing plans to complete enrollment within 24 months of first patient randomization.”

About the CardiAMP Autologous Cell Therapy Program

CardiAMP Cell Therapy – FDA designated as a Breakthrough therapy – uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. CardiAMP Cell Therapy incorporates three proprietary elements not previously utilized in investigational cardiac cell therapy: a pre-procedural cell analysis for patient selection, a high target dosage of cells, and a proprietary delivery system that has been shown to be safer than other intramyocardial delivery systems and exponentially more successful in cell retention. The CardiAMP HF trial is supported by the Maryland Stem Cell Research Fund and the Centers for Medicare and Medicaid Services. The proprietary CardiAMP cell procedure kits and their dedicated proprietary catheter delivery system are manufactured at BioCardia’s facility in Sunnyvale, California. CAUTION - Limited by United States law to investigational use.

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP autologous and CardiALLO allogeneic cell therapies are the Company’s biotherapeutic platforms for the treatment of heart disease. BioCardia also acts as a biotherapeutic delivery partner supporting other cell, gene, and protein therapies for the treatment of heart failure, chronic myocardial ischemia, and acute myocardial infarction. For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, the activation of clinical sites and the enrollment of patients in the CardiAMP II Trial, statements regarding our intentions, beliefs, projections, outlook, analyses, or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, and overall market conditions. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s liquidity position and its ability to raise additional funds, as well as the Company’s ability to successfully progress its clinical trials. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors” and in its subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120